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                                                                      EXHIBIT 21

                   SUBSIDIARIES OF MAXWELL SHOE COMPANY INC.

        Sprague Company
        101 Sprague Street
        P.O. Box 37
        Readville (Boston), Mass. 02137


        State or other jurisdiction of incorporation or organization - Delaware

        Ownership by Maxwell Shoe Company Inc.-100%